Exhibit 99.1

Relmada Therapeutics Responds to 13D Filing By Laidlaw

NEW YORK, November 5, 2015 - Relmada Therapeutics, Inc. (OTCQB: RLMD), a clinical-stage company developing novel therapies for the treatment of chronic pain, today issued the following statement in response to the Schedule 13D filing by Laidlaw & Company (UK) Ltd. (“Laidlaw”) on October 22, 2015:

While Relmada welcomes the views and input of all of its shareholders, the Board of Directors and management of the Company strongly disagree with Laidlaw’s mischaracterizations and “proposals” set forth in their 13D filing. Such filing, which appears not to have been timely made, contains numerous inaccuracies and appears to disclose information about Relmada that could only have been obtained in violation of Laidlaw’s responsibilities to the Company.

The Board and management are committed to maximizing value for all shareholders of the Company and firmly believe that can best be achieved by continuing to focus on the successful execution of the Company’s strategy. That strategy, which includes the continual evaluation of in-licensing and out-licensing opportunities, is to develop the Company’s four unique product candidates to treat chronic pain.

In addition, the Company has implemented a number of initiatives, including the previously disclosed filing of an application to list the Company’s common stock on the NASDAQ Capital Market, intended to make the Company’s shares more available and attractive to a larger audience of potential investors.

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage, publicly traded specialty pharmaceutical company developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at various stages of development including d-Methadone (REL-1017) its N-methyl-D-aspartate (NMDA) receptor antagonist for neuropathic pain; topical mepivacaine (REL-1021), its orphan drug designated topical formulation of the local anesthetic mepivacaine; oral buprenorphine (REL-1028) its oral dosage form of the opioid analgesic buprenorphine; and LevoCap ER (REL-1015), its abuse resistant, sustained release dosage form of the opioid analgesic levorphanol. The Company’s product development efforts are guided by the internationally recognized scientific expertise of its research team. The Company’s approach is expected to reduce clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs. For more information, please visit Relmada’s website at: www.relmada.com.

Relmada Therapeutics

W: www.relmada.com | E: info@relmada.com

Forward-Looking Statements

This news release contains “forward-looking statements.” These statements are based on management’s current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact

Investor Contact:

Michael Becker, SVP of Finance and Corporate Development

Relmada Therapeutics Inc.

Tel: 212-376-5776

mbecker@relmada.com

Media Contact:

David Salisbury

Berry & Company Public Relations

Tel: 212-253-8881

dsalisbury@berrypr.com

Relmada Therapeutics

W: www.relmada.com | E: info@relmada.com